Exhibit 2.1

                           FORM OF PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of this _____ day of _______________, 1999, by and between __________
("SELLER") and Middle Bay Oil Company Inc., an Alabama corporation, or its assigns ("PURCHASER").

         W I T N E S S E T H: That

         WHEREAS, Seller is a participant in (i) certain investment programs for institutional investors ("Institutional Programs") and\or (ii) an investment entity which acts as general partner or sponsor of the Institutional Programs ("Equity Programs"), both of which programs were developed by Floyd Oil Company, Inc., a Texas corporation ("Floyd Oil") for the primary purpose of acquiring and developing producing oil and gas properties (the Institutional Programs and the Equity Programs are hereafter referred to as the "Programs" and the oil and gas properties associated with the Programs are hereafter referred to as the "Properties"); and

         WHEREAS, part of the Properties included in the Programs include certain overriding royalty interests managed for the Programs by Floyd Oil which are described by Floyd Oil as the Anadarko Royalty, the Quinoco Royalty and the Sacatosa Royalty (the "Designated Royalties"); and

         WHEREAS, Purchaser has entered into an agreement with Floyd Oil (the "Floyd Exchange Agreement") to acquire all of Floyd Oil's ownership interests in the Programs (other than Floyd Oil's interest in the Designated Royalties) in exchange for that portion of the Designated Royalties not already owned by Floyd Oil which will be acquired by Purchaser from participants in the Programs; and

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller's right, title and interests in and to the Programs, all as set forth on Exhibit "A" (the "Purchased Interests" or the "Interests") in a transaction that will close immediately prior to the closing of the Floyd Exchange Agreement. Purchaser is also contracting with all other participants in the Programs ("Program Participants") to acquire their respective interests whether they be in the form of working interests, overriding royalty interests or partnership interests (all such interests in the Programs shall be referred to as the "Program Interests") and intends to close all such purchases and the purchase contemplated by this Agreement simultaneously. The Program Interests will be conveyed by the Program Participants through the execution and delivery of assignments of overriding royalty interests, assignments of partnership interests or the delivery of stock certificates, such documents being hereafter referred to collectively as "Interest Conveyance Documents";

         NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

         1. SALE AND PURCHASE. Subject to the terms, conditions, limitations, exceptions, disclaimers and reservations of this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase for the Purchase Price (as defined below) all of Seller's right, title and interest in and to the Purchased Interests, together with all rights, claims and causes of action associated with such Interests (including but not limited to, any and all contract rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature, including claims against any Program sponsor or general partner of any of the Programs arising from Seller's participation in the Programs).

         2. PURCHASE PRICE AND PAYMENT TERMS. The Base Purchase Price for the Purchased Interests shall be as set forth on Exhibit "B". Such Base Purchase Price shall be adjusted as provided in Section 9 below in the amount set forth on Exhibit "B". Such Base Purchase Price, as adjusted shall be referred to as the "Purchase Price" and shall be the amount set forth on Exhibit "B". If the Purchase Price is to be paid in cash it shall be paid by wire transfer to the Escrow Agent (as defined below) at Closing. If the Purchase Price is to be paid by the issuance of Purchaser's common stock ("Purchaser Stock"), stock certificates representing the appropriate number of shares of Purchaser Stock (as set forth on Exhibit "B") shall be delivered to Seller as soon as practicable after Closing and Escrow Agent (as defined below) shall have delivered to it on or before Closing a letter from Purchaser's stock transfer agent (the "Transfer Agent") stating that it will promptly issue such shares to Seller upon notification by the Escrow Agent that the Closing has occurred.

         3. PROVISIONS RELATING TO PURCHASER STOCK. If part or all of the Purchase Price for the Purchased Interests is to is to be paid in Purchaser Stock, the following shall apply: (i) each $4.00 of the Purchase Price will represent one share of Purchaser Stock. No fractional shares of Purchaser Stock shall be issued to Seller. In lieu of a fractional share of Purchaser Stock to which the Seller would otherwise be entitled, Purchaser shall be issued one additional share of Purchaser Stock; (ii) as soon as practicable after Closing, Purchaser will make all reasonable efforts to file, and maintain in effect for a two (2) year period, a registration statement with the Securities and Exchange Commission (the "Commission") on Form S-3 (the "Registration Statement") to register the shares of Purchaser Stock being transferred to Seller and will use all reasonable efforts to have the Registration Statement declared effective by the Commission; and (iii) in the event of any change in Purchaser Stock between the date of this Agreement and the Closing by reason of any stock dividend, stock split, reverse stock split or the like, the agreed value of the Purchaser Stock shall be appropriately adjusted.

         4. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as of the date hereof as follows:

                  (a) TITLE. Seller warrants and represents that Seller is the owner of the Interests described on Exhibit "A", free and clear of all mortgages or liens; that it has the right and authority to sell and assign the Interests; and that Seller will warrant and defend the same unto Purchaser, its successors and assigns, against Seller and all or every person or persons whomsoever claiming by, through or under Seller. The foregoing covenants of warranty of title shall survive the Closing.

                  (b) ORGANIZATION AND AUTHORITY. If Seller is a corporation, partnership, limited partnership, limited liability company or limited liability partnership, such Seller is duly organized and legally existing under the laws of its state of organization. Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

                  (c) NO DEFAULT. There are no provisions in any indenture, operating contract, limited partnership agreement (other than approval from the general partner that may be required under the terms of a limited partnership agreement) or other contract or document controlling the Seller or to which the Seller is bound which prohibits the execution and delivery by Seller of this Agreement and the transfer of the Interests to Purchaser and such actions by Seller will not violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect.

                  (d) EFFECTIVENESS OF TRANSFER. This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing including the Interest Conveyance Documents attached hereto as Exhibit "D", will constitute, valid, legal and binding obligations of Seller in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

                  (e) BANKRUPTCY OR INSOLVENCY. There are no bankruptcy, reorganization or arrangement proceedings pending or being contemplated by Seller, or to the knowledge of Seller, threatened against Seller.

                  (f) BROKERS. Seller has incurred no liability, contingent or otherwise, for broker's or finder's fees with respect to the transactions contemplated by this Agreement for which Purchaser shall have any responsibility whatsoever.

                  (g) LITIGATION. Seller has no knowledge of any demand or suit, action or other proceeding pending or threatened before any court or governmental agency which might result in a material impairment or loss of Seller's title to any material part of the Interests, or the value thereof.

                  (h) DISCLOSURES. None of the information concerning the Interests contained herein, in any exhibit hereto or in any document referred to herein, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading in any material respect.

                  (i) ENVIRONMENTAL. Seller has received no notice from any governmental authority (directly or indirectly) relating to a violation of an Applicable Environmental Law (as defined herein) in connection with the Interests.

                  (j) INVESTMENT REPRESENTATION. If any portion of the Purchase Price is to be paid in Purchaser Stock the following shall apply: (ii) Seller is receiving the Purchaser Stock with the intent of holding the Purchaser Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the Purchaser Stock; (ii) Seller is knowledgeable and experienced in finance, securities and investments and has had sufficient experience analyzing and investing in securities similar to the Purchaser Stock so as to be capable of evaluating the merits and risks of an investment in the Purchaser Stock; and (iii) Seller is able to bear the economic risk of an investment in the Purchaser Stock.

                  4. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as of the date hereof that:

                  (a) ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama, and Purchaser is duly qualified to carry on its business.

                  (b) AUTHORITY AND APPROVALS. Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Interests on the terms described in this Agreement, and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Purchaser's articles of incorporation, by-laws or governing documents, or any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser.

                  (c) AUTHORIZATION. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action on the part of Purchaser.

                  (d) BROKERS. Purchaser has not incurred any liability, contingent or otherwise, for broker's or finder's fees in connection with the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

         5.  DUE DILIGENCE REVIEW.

                  (a) REVIEW BY PURCHASER. Purchaser may conduct, at its sole cost and expense, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Defects (as defined below) exist. In the event Defects are found which are material to Purchaser's overall acquisition of the Program Interests, Purchaser may terminate this Agreement by giving written notice to Seller prior to Closing and in such event neither Purchaser or Seller shall have any further obligations hereunder.

                  (b) NATURE OF DEFECTS. The term "Defect" as used in this Section shall mean any of the following:

                               (i) NRI OR WI VARIANCES. The ownership of the Properties by the Programs varies from the information on the wells or units supplied to Purchaser by Floyd Oil (the "Floyd Well Information") , in that it (A) entitles Purchaser to receive a decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or unit which is less than the decimal share set forth on the Floyd Well Information or (B) causes Purchaser to be obligated to bear a decimal share of the costof operation of such well or unit greater than the decimal share set forth on the Floyd

         Well Information (without at least a proportionate increase in the share of production to which Purchaser is entitled to receive from such well or unit).

                               (ii) LIENS. Ownership of any oil and gas property included in the Properties is subject to a lien other than
          (A) a lien for taxes which are not yet delinquent, (B) a mechanic's or materialmen's (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent, or (C) liens which will be released at Closing.

                               (iii) PREFERENTIAL RIGHTS. Any property
          included in the Properties is subject to a preferential right to purchase ("Preferential Right"), unless a waiver of such Preferential Right has been obtained with respect to Purchaser's acquisition of the Program Interests.

                                (iv) IMPERFECTIONS IN TITLE. Any property included in the Properties is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in subparagraph
          (i) above, to exist, and such imperfection in title is not such as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

                                (v)  ENVIRONMENTAL MATTERS. Any property
          included in the Properties has been cited for a violation, or is identified by Purchaser as being in violation of Applicable Environmental Laws in any material respect. Applicable Environmental Laws shall mean all federal, state and local laws, rules, orders or regulations pertaining to health or the environment, including those relating to waste materials and/or hazardous substances.


         6. FILES AND RECORDS OF SELLER. Prior to Closing, upon request by Purchaser, Seller will make available for examination by Purchaser all files, instruments, and documents pertinent to the Interests that are in the possession of Seller including, without limitation, the monthly statement of payment report provided to Seller by Floyd Oil. Purchaser will be permitted to make copies of all pertinent instruments or documents.

         7.  CLOSING.

                  (a) CLOSING DATE. The transactions contemplated herein shall take place at the offices of the Escrow Agent on or before November 30, 1999 (the "CLOSING DATE" or the "CLOSING"). The effective date of the transfer of the Purchased Interests from Seller to Purchaser shall be January 1, 1999 (the "EFFECTIVE DATE").

                  (b) ESTABLISHMENT OF ESCROW; APPOINTMENT OF ESCROW AGENT. The parties hereby appoint the law firm of Porter & Hedges, L.L.P. as "Escrow Agent", which firm shall also act as Escrow Agent in the transactions with other Program Participants. The duties and responsibilities of the Escrow Agent shall be as set forth in the Escrow Agreement attached as Exhibit "C". In accordance with the Escrow Agreement, the parties hereto agree to the following procedure:

                          (i) Within ten (10) days after the execution of this Agreement Seller shall deliver to Escrow Agent the Escrow Agreement executed by Seller and executed Interest Conveyance Document(s) in the form(s) attached hereto as Exhibit "D".

                          (ii) Five (5) days prior to the Closing
          Date, Purchaser shall deliver to Escrow Agent a statement prepared by Purchaser, which statement shall be subjected to procedures to be preformed by Arthur Anderson L.L.P. (the "Accountants") as specified by Purchaser, which sets forth the adjustment to the Base Purchase Price necessary to confirm or adjust the Purchase Price and a confirmation of the allocation of consideration among Program Participants accordance with the provisions of Section 9.

                          (iii) Five (5) days prior to the Closing
          Date, Purchaser shall cause to be delivered to Escrow Agent a letter from the Transfer Agent setting out the Purchaser Stock to be issued to the Program Participants that are selling part or all of their respective Program Interests for Purchaser Stock.

                          (iv) Upon receipt of a certificate from
          Purchaser that all conditions to Closing have been satisfied, and the receipt of a wire transfer in the amount of the Purchase Price, Escrow Agent shall release to Purchaser the Interest Conveyance Document(s).

         8. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS WITH RESPECT TO CLOSING. The obligations of Purchaser under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any or all of which may be waived in writing by Purchaser in its sole discretion:

                  (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller contained in this Agreement hereof shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date.

                  (b) PERFORMANCE. Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required herein to be performed or complied with by Sellers on or prior to the Closing Date and shall have delivered to the Escrow Agent the Interest Conveyance Document(s).

                  (c) ABSENCE OF PROCEEDINGS. No action or proceeding shall have been instituted or threatened and no claim or demand shall have been made against Seller or Purchaser before any court or other governmental body, seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, or which might materially and adversely affect the Purchased Interests which in the reasonably exercised opinion of Purchaser make it inadvisable to consummate such transactions.

                  (d) DUE DILIGENCE REVIEW. Purchaser shall have completed its due diligence review as set forth in Section 5, and the results of such review shall be satisfactory to Purchaser, in its sole discretion.

                  (e) CLOSING OF FLOYD EXCHANGE AGREEMENT. Purchaser shall be satisfied that the transactions contemplated in the Floyd Exchange Agreement will close immediately subsequent to the Closing.

                  (f) DELIVERY OF INTEREST CONVEYANCE DOCUMENTS BY
         PROGRAM PARTICIPANTS. Purchaser shall be satisfied that a sufficient number of Program Participants have delivered Interest Conveyance Documents to the Escrow Agent which after completion of the transactions with the Program Participants, are sufficient to transfer to Purchaser beneficial or actual ownership of substantially all of the Properties, other than those owned by Floyd Oil.

         9.  ADJUSTMENTS TO BASE PURCHASE PRICE.

                  (a) ADJUSTMENTS FOR REVENUES AND EXPENSES. The Base Purchase Price will be decreased in an amount equal to all distributions to Seller which have been made from the Programs which relate to income earned and capital transactions after the Effective Date. Purchaser shall make the initial determination of the appropriate adjustment to be made under this Section, with Purchaser's determination to be subjected to procedures to be performed by the Accountants as specified by the Purchaser. Such determination after review shall be conclusive on all parties.

                  (b) ADDITIONAL PRICE ADJUSTMENT. The Purchase Price as adjusted pursuant to Section 9 (a) above shall be increased by an amount equal to eight percent (8%) per annum computed on the Purchase Price from the Effective Date to the Closing Date.

                  (c) ALLOCATION OF CONSIDERATION AMONG PROGRAM
         PARTICIPANTS. Purchaser shall make the initial determination of the allocation of the total consideration to be paid among the Program Participants, with such determination to be subjected to procedures to be performed by the Accountants as specified by Purchaser.

         10.  SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION.

                  (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All the terms, covenants, conditions, warranties and representations of this Agreement and in any closing certificate delivered pursuant to this Agreement on the part of Purchaser or Seller shall survive the Closing.

                  (b) INDEMNIFICATION OF PURCHASER. Seller agrees to indemnify, defend and hold Purchaser harmless from, against and with respect to any claim, deficiency, assessment, liability, loss, cost, damage, or expense (including, without limitation, reasonable fees and expenses of counsel and independent accountants) that Purchaser may suffer by reason of Seller's breach of, or noncompliance with, any provision or covenant herein contained or the inaccuracy of any warranty or representation made by Seller in this Agreement. Seller agrees to indemnify, defend and hold Purchaser harmless from all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and disbursements, incident to the matters discussed in this paragraph. Seller's obligation to indemnify Purchaser shall be reduced by (i) insurance proceeds that Purchaser shall receive in connection with such claim, and (ii) any amounts that Purchaser may recover from third parties in connection with such claim.

                  (c) INDEMNIFICATION OF SELLER. Purchaser agrees to indemnify, defend and hold harmless Seller from, against and with respect to any claim, deficiency, assessment, liability, loss, cost, damage or expense (including, without limitation, reasonable fees and expenses of counsel and independent accountants) that Seller may suffer by reason of Purchaser's breach of, or noncompliance with, any provision or covenant herein contained or the inaccuracy of any warranty or representation made by Purchaser in this Agreement.

         12.      MISCELLANEOUS.

                  (a) SIMULTANEOUS EXECUTION. All proceedings to be taken and all documents to be executed and delivered by the parties hereto at the Closing shall be deemed taken and executed simultaneously, and no proceeding shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                  (b) NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed effective if either delivered personally (and receipted for) or deposited in the United States mail as certified mail, postage prepaid, addressed as follows:

                  If to Seller:






                  If to Purchaser:

                           Middle Bay Oil Company, Inc.
                           c/o 3TEC Energy Company, L.L.C.
                           5910 N. Central Expressway
                           Suite 1150
                           Dallas, Texas 75206
                           Attention: Floyd C. Wilson

                  With a copy to:

                            Hinkle Elkouri Law Firm L.L.C.
                            2000 Epic Center
                            301 North Main Street
                            Wichita, Kansas  67202
                            Attention:  Mr. David S. Elkouri

         Any party may change the address to which notices intended for it shall be sent by a notice to the other party given in the manner specified in this paragraph.

                  (d) EXPENSES. Except as otherwise expressly provided herein, all costs and expenses incurred by any party in negotiating this Agreement or in consummating the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (e) ENTIRE AGREEMENT. This Agreement (including the exhibits hereto) embodies the entire agreement between the parties concerning the subject matter hereof and replaces and supersedes any prior and contemporaneous negotiations, agreements or understandings between the parties hereto.

                  (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                  (g) BINDING EFFECT. This Agreement shall inure only to the benefit of Seller and Purchaser, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies. This Agreement shall be binding upon Seller and Purchaser and, except as otherwise prohibited, their respective heirs, devisees, legal and personal representatives, successors and assigns.

                  (h) HEADINGS. The headings of paragraphs herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or alter any of the provisions hereof.

                  (i) AMENDMENTS. Except as otherwise expressly provided herein, this Agreement may be amended only by an instrument executed by Purchaser and Seller.

                  (j) WAIVER. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

                  (k) GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

                  (l) EXHIBITS. All exhibits referenced in this Agreement are hereby incorporated herein by reference.

                  (m) SEVERABILITY. In the event any one or more of the provisions contained in this Agreement shall for any reason be judicially declared to be invalid, illegal, unenforceable or void in any respect, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, illegal, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part had never been included herein.

                  (n) FURTHER ASSURANCES. The parties hereto each agree to execute such other instruments, documents or agreements as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby. Seller agrees that it shall execute and deliver from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things as may be reasonably necessary to more fully and effectively grant, convey and assign the Purchased Interest to Purchaser.

                  (o) SIGNATURE BY FACSIMILE. The parties hereto agree that signatures by facsimile shall be acceptable and binding upon the parties hereto.

                  (p) GAS IMBALANCES, MAKEUP OBLIGATIONS. Without limitation on any other provision of this Agreement, it is expressly understood and agreed that upon the occurrence of Closing, but effective as of the Effective Date, Purchaser shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to the Purchased Interest. As a result of such succession, Purchaser shall (i) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position, and (ii) be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


                                       SELLER






                                       By:______________________________
                                       Name:____________________________
                                       Title:___________________________

                                PURCHASER


                                MIDDLE BAY OIL COMPANY, INC.


                                By:..........................................
                                Name: Floyd C. Wilson
                                Title: President

                                    EXHIBIT A

           Attached to and made a part of that certain Purchase Agreement dated .................................., 1999 by and between
           ______________, and Middle Bay Oil Company, Inc.

                                    Exhibit B

Purchase Price

Amount Elected in Cash

Amount Elected in Stock
Number of Shares